Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Tenet Healthcare Corporation of our report dated December 20, 2018 relating to the financial statements of Texas Health Ventures Group, L.L.C., and its subsidiaries, which appears in Tenet Healthcare Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

May 15, 2019